EXHIBIT A

Certain Information Regarding Directors and Executive Officers of

Directors and Executive Officers

DEG-Deutsche Investitions- und Entwicklungsgesellschaft mbH („DEG“):

Name	Management/ Board	Principal Business Address	Name of Employer	Principal Occupation	Citizenship
Executive Board of DEG
Bruno Wenn	Management Board	DEG Kämmergasse 22 50676 Köln Germany	DEG	Managing Director and Chairman of the Management Board	German
Philipp Kreutz	Management Board	DEG Kämmergasse 22 50676 Köln Germany	DEG	Managing Director	German
Christiane Laibach	Management Board	DEG Kämmergasse 22 50676 Köln Germany	DEG	Managing Director	German

Kreditanstalt für Wiederaufbau („KfW“)

Name	Executive Board	Principal Business Address	Name of Employer	Principal Occupation	Citizenship
Executive Board of KFW
Dr. Ulrich Schröder	Executive Board	KfW Palmengartenstraße 5-9 60325 Frankfurt am Main Germany	KfW	Chief Executive Officer	German
Dr. Günther Bräunig	Executive Board	KfW Palmengartenstraße 5-9 60325 Frankfurt am Main Germany	KfW	Executive Officer	German
Dr. Ingrid Hengster	Executive Board	KfW Palmengartenstraße 5-9 60325 Frankfurt am Main Germany	KfW	Executive Officer	Austrian
Dr. Norbert Kloppenburg	Executive Board	KfW Palmengartenstraße 5-9 60325 Frankfurt am Main Germany	KfW	Executive Officer	German
Bernd Loewen	Executive Board	KfW Palmengartenstraße 5-9 60325 Frankfurt am Main Germany	KfW	Executive Officer	German
Dr. Stefan Peiß	Executive Board	KfW Palmengartenstraße 5-9 60325 Frankfurt am Main Germany	KfW	Executive Officer	German